LIQUIDATION AGREEMENT

THIS AGREEMENT (“Agreement”) is entered into as of August 23, 2007 by and among Catuity Inc., a Delaware corporation (the “Company”), the undersigned subsidiaries of the Company (each a “Subsidiary” and collectively and together with the Company the “Subsidiaries”), Gottbetter Capital Master, Ltd., a Cayman Islands company (“Gottbetter”) and Bridgepointe Master Fund Ltd., a Cayman Islands Exempted Company (“Bridgepointe,” collectively with Gottbetter, the “Holders”).

WHEREAS, the Company entered into a Securities Purchase Agreement with Gottbetter and Bridgepointe (the “Securities Purchase Agreement”) dated as of November 21, 2006 and in connection therewith issued Senior Secured Convertible Notes to each of Gottbetter and Bridgepointe dated November 22, 2006; and

WHEREAS, pursuant to the Securities Purchase Agreement, the Company issued a Secured Promissory Note to Gottbetter in the original principal amount of $1,111,112 and issued a Secured Promissory Note to Bridgepointe in the original principal amount of $688,888 (each an “Original Note” and collectively the “Original Notes”);

WHEREAS, in furtherance of the Securities Purchase Agreement, the Grantors entered into a Security Agreement (the “Security Agreement”) with Gottbetter dated as of November 21, 2006; and

WHEREAS, the Company issued new Secured Promissory Notes to Gottbetter and Bridgepointe dated as of July 5, 2007, each in the amount of $75,000 (each a “New Note” and collectively the “New Notes,” and together with the Original Notes, collectively referred to as the “Notes”); and

WHEREAS, in furtherance of the purchase of the New Notes, the Holders each entered into a Joinder Agreement for Securities Agreement (the “Joinder Agreement”) with the Company dated as of July 5, 2007; and

WHEREAS, the Holders and the Company desire that certain of the property which constitutes Collateral (as defined in the Securities Purchase Agreement) be sold pursuant to this Agreement and that the proceeds be distributed in accordance with the requirements hereof in order to satisfy debt held by the Holders.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.          Default. The Company agrees and acknowledges that an Event of Default (as defined in the Securities Purchase Agreement) has occurred pursuant to Section 4(a)(a)(v) and (xii) of the Original Notes, by virtue of the Company’s failure to pay the interest due to each of the Holders, respectively, on July1, 2007 and August 1, 2007. The Holders hereby require the Company to redeem, and the Company agrees to redeem, all of the outstanding amount of the Holders’ Notes. The parties are hereby deemed to have delivered to the Company a written "Event of Default Redemption Notice" pursuant to Section 4(b) of the Original Notes.

2.          Private Sale of Collateral. The Holders will conduct a private sale of the Collateral, including but not limited to the assets listed on Schedule 1 hereto (the “Core Assets”), in accordance with Section 9-610 of the Uniform Commercial Code (“UCC”)(a “Private Sale”) and the Company agrees (a) not to object to such private sale, (b) to waive further notice of the disposition, and (c) to use commercially reasonable Efforts to cooperate in such process. For purposes hereof, the “Core Assets” shall include the Loyalty Magic Stock and the IP (as each is defined below). For purposes hereof:

“Loyalty Magic Stock” shall mean all of the shares of Loyalty Magic, Inc. that are owned by the Company, which shares are pledged to the Holders as collateral for the Notes;

“IP” shall mean the Company’s patents and other intellectual property identified on Schedule 1 hereto; and

 (a) Private Sale of Loyalty Magic Stock. The Holders will use their best endeavors to conduct a Private Sale of the Loyalty Magic Stock (the “First Private Sale”) by not later than September 15, 2007 (the “First Private Sale Deadline”) and to distribute the proceeds of such sale in accordance with this agreement by the earlier of (i) the date that is 15 days following the Private Sale, or (ii) September 30, 2007 (the “First Proceeds Distribution Deadline”). In the event that the Holders are unable to consummate a Private Sale of the Loyalty Magic Stock by the First Private Sale Deadline and unless a letter of intent (a “Bona Fide LOI”) has been entered into with a bona fide purchaser or prospective purchaser of the Loyalty Magic Stock (a “Bona Fide Prospective Purchaser”) and that bona fide purchaser or prospective purchaser has not materially breached the terms of the letter of intent as of the date of the First Proceeds Distribution Deadline, the Company hereby stipulates to the entry of a judgment, in favor of the Holders, in a court of competent jurisdiction, in an amount equal to the unpaid amount of the Aggregate Notes Redemption Amount (as defined below) and to the entry of a Writ of Execution in such court under which the Holders could levy and sell the Loyalty Magic Stock to satisfy the judgment. In the event that the Holders have been unable to consummate a Private Sale of the Loyalty Magic Stock by the First Proceeds Distribution Deadline and a letter of intent has been entered into with a bona fide purchaser or prospective purchaser of the Loyalty Magic Stock and that bona fide purchaser or prospective purchaser has not materially breached the terms of that letter of intent as at the date of the First Proceeds Distribution Deadline, then the Holders must provide the bona fide purchaser or prospective purchaser with a reasonable opportunity to complete the purchase of the Loyalty Magic Stock in accordance with the terms of the letter of intent and any subsequent formal purchase agreement in respect of the sale and purchase of the Loyalty Magic Stock, and the Company will refrain from stipulating to the entry of a judgment, in favor of the Holders, and refrain from entering a Writ of Execution in any court under which the Holders could levy and sell the Loyalty Magic Stock to satisfy any such judgment, until the bona fide purchaser or prospective purchaser has completed the purchase of the Loyalty Magic Stock in accordance with the terms of the letter of intent and any subsequent formal purchase agreement in respect of the sale and purchase of the Loyalty Magic Stock, provided that the Company will not so refrain beyond November 1, 2007, if such purchase and sale has not been completed by such date. Notwithstanding the above, the Holders shall not conduct the First Private Sale, and this Agreement shall become null and void ab initio, if the Holders shall not have received and countersigned an executed a letter of intent from a bona fide purchaser of the Loyalty Magic Stock by not later than September 1, 2007 to sell the Loyalty Magic Stock to such purchaser for at least AUS. $4,200,000. The Holders shall not sell the Loyalty Magic Common Stock for less than AUS $4,200,000 without the Company’s written approval.

(b) Private Sale of IP. In the event that the proceeds of the First Private Sale are insufficient to pay off all amounts off the Notes (for the Aggregate Notes Redemption Amount, as defined below), the Holders agree to will use their best endeavors to conduct a Private Sale of the IP (the “Second Private Sale”) as soon as possible by not later than November 1, 2007 (the “Second Private Sale Deadline”) and to distribute the proceeds of such sale in accordance with this agreement by the earlier of (i) the date that is 15 days following the Private Sale, or (ii) November 15, 2007 (the “Second Proceeds Distribution Deadline”). In the event that the Holders are unable to conduct the Second Private Sale by the Second Private Sale Deadline, the Company hereby stipulates to the entry of a judgment, in favor of the Holders, in a court of competent jurisdiction, in an amount equal to the unpaid amount of the Aggregate Notes Redemption Amount (as defined below) and to the entry of a Writ of Execution in such court under which the Holders could levy and sell the IP to satisfy the judgment. The Holders shall not sell the IP for less than U.S. $250,000 without the Company’s written approval.

3.          Disposition of Collateral In Accordance With UCC Requirements. The Holders agree to conduct its disposition of the collateral in accordance with the requirements of the UCC.

4.          Forbearance of Legal Proceedings. The Holders agree to forebear from bringing legal action to enforce the Notes from the date hereof until October 1, 2007 or, if a Bona Fide LOI has been entered into with a Bona Fide Prospective Purchaser by October 1, 2007, then the Holders agree to forebear from bringing legal action to enforce the Notes from the date hereof until such time as the a Bona Fide Prospective Purchaser (if any) has completed the purchase of the Loyalty Magic Stock in accordance with the terms of the letter of intent and any subsequent formal purchase agreement in respect of the sale and purchase of the Loyalty Magic Stock, but the Holders will not so forebear beyond November 1, 2007, if such purchase and sale has not been completed by such date(collectively, the “Forbearance Period”).

5.          Distribution Amounts. The proceeds of each Private Sale, which shall include any option fee received from a prospective purchaser, shall be used: (i) first, to pay reasonable legal and other costs associated with the disposition, then (ii) to redeem the Original Notes for the Original Note Redemption Amount (as defined below) and (iii) last to redeem the New Notes for the New Note Redemption Amount (as defined below)(collectively, the “Distribution Schedule”). Any proceeds in excess of the foregoing shall be paid to the Company.

6.          Note Redemption Amounts. The Company and the Holders each agree that the Holders shall use the proceeds of each of the Private Sales (through the Escrow Agent) to redeem the Original Notes in an Event of Default Redemption pursuant to Section 4 of the Original Notes and acknowledge that the “Redemption Premium” (as defined in the Original Notes) shall be deemed to equal 125% for the Event of Default Redemption. The parties agree that the Event of Default Redemption Price for the Original Notes shall equal the amounts set forth below, plus any additional interest which accrues after September 30, 2007 (the “Original Notes Redemption Amount”).

Holder	Event of Default Redemption Price
BridgePointe	U.S.$884,072.93
Gottbetter	U.S.$1,425,927.07

The Company and the Holders each agree and acknowledge that the New Notes shall be redeemed hereunder for the redemption amounts set forth below, plus any additional interest which accrues after September 30, 2007 (the “New Notes Redemption Amount”).

Holder	Event of Default Redemption Price
BridgePointe	U.S. $77,272.58
Gottbetter	U.S. $77,272.58

The Original Notes Redemption Amount and the New Notes Redemption Amount are collectively referred to herein as the “Aggregate Notes Redemption Amount.”

6.          Deposit of Sales Proceeds into Escrow. As a part of the terms of each Private Sale, the Holders shall cause the purchaser(s) at each Private Sale to deposit the purchase price for the assets being sold (the “Sales Proceeds”) directly into the Escrow Account (as defined below) for distribution by the Escrow Agent and accounting in accordance with the UCC. This includes:

(a) Upon closing of the First Private Sale, the gross proceeds from the sale of assets will be deposited in a trust account (the “First Escrow Account”) with Arnold Bloch Liebler, a law firm located in Sydney Australia (the “First Escrow Agent”). The Holders, the Company and the Escrow Agent shall enter into an escrow agreement, in a customary and mutually agreeable form reflecting the requirements of this Agreement (the “First Escrow Agreement”), whereby the Company instructs the First Escrow Agent to receive the proceeds of the First Private Sale and to distribute the proceeds of such Private Sale pursuant to the Distribution Schedule by the deadline specified in this Agreement.

(b) Upon closing of the Second Private Sale, the gross proceeds from the sale of assets will be deposited in a trust account (the “Second Escrow Account,” together with the First Escrow Account, each referred to as an“Escrow Account”) with a mutually acceptable, nationally known securities law firm located in the United States (the “Second Escrow Agent,” together with the First Escrow Agent each referred to as an“Escrow Agent”). The Holders, the Company and the Second Escrow Agent shall enter into an escrow agreement in a customary and mutually agreeable form reflecting the requirements of this Agreement (the “Second Escrow Agreement”), whereby the Company instructs the Second Escrow Agent to receive the proceeds of the Second Private Sale and to distribute the proceeds of the Second Private Sale pursuant to the Distribution Schedule by the deadline specified in this Agreement.

(c) Upon confirmation of the receipt by the Escrow Agent of Sales Proceeds in an amount equal to at least the unpaid portion of the Aggregate Notes Redemption Amount, the Holders of the Original Notes and the New Notes shall each provide a written notification of release (the “Releases”) to the Escrow Agent of such Holder’s lien on the company’s assets (conditioned upon payment of such amounts to the Holders pursuant to the Distribution Schedule), so that such assets may be released to the purchaser. Further, the Holders will, in writing, direct the Escrow Agent to immediately distribute the funds according to the Distribution Schedule and to immediately deliver the Releases to the Company.

(d) All surpluses from the sale of assets, after all distributions required under the Distribution Schedule, will be returned to the Company immediately upon satisfaction of the obligations set forth in this Agreement.

7.          Termination. Provided that the Holders have complied with their obligations under Section 2(a) of this Agreement, the Holders, and either of them, may terminate this Agreement if either (i) any Private Sale is not completed by the applicable Private Sale Deadline, or (ii) the Company fails to complete, or cause the Escrow Agent to complete, the distribution of proceeds by in accordance with the Distribution Schedule by the applicable Proceeds Distribution Deadline.

8.          Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be given to Bridgepointe and Gottbetter at their respective addresses provided in the Schedule of Note Buyers under the Securities Purchase Agreement.

9.          Governing Law. Pursuant to Section 10(f) of the Security Agreement, this Agreement shall be construed, and the rights and liabilities of the parties hereto determined, in accordance with the internal laws of the State of New York.

10.        Captions, Definitions. The captions to this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of this Agreement or any part hereof, nor in any way affect this Agreement or any part hereof. Capitalized terms not defined herein shall have the meanings given to them in the Security Agreement.

11.        Counterparts. This Agreement may be executed in several counterparts, which together shall constitute a single document.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

CATUITY INC.		LOYALTY MAGIC PTY LIMITED

By:		By:
	Name:		Name:
	Title:		Title:

CHIP APPLICATION TECHNOLOGIES PTY LIMITED		CIT CARDS AUSTRALIA PTY LIMITED

By:		By:
	Name:		Name:
	Title:		Title:

ACCEPTED AND AGREED TO:

Gottbetter Capital Master, Ltd.

By:
Name:
Title:

Bridgepointe Master Fund Ltd.

By:
Name:
Title: